                                                                   EXHIBIT 15.01

April 28, 2004

Flextronics International Ltd.
36 Robinson Road #18-01
City House
Singapore, 068877

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the three-month periods ended June 30, 2003 and 2002, the three and six-month periods ended September 30, 2003 and 2002, and the three and nine-month periods ended December 31, 2003 and 2002, as indicated in our reports dated July 23, 2003 (August 5, 2003 as to Note M) November 5, 2003, and February 13, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003, September 30, 2003 and December 31, 2003, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

San Jose, California